Exhibit 99.1

Greenbacker Renewable Energy Company Acquires Solar Assets in Tennessee

New York, NY – August 19, 2015 – Greenbacker Renewable Energy Company (“Greenbacker”) announced that on August 18, 2015, through a wholly-owned subsidiary, Magnolia Sun LLC, it signed a definitive agreement to acquire 4 solar facilities in Fayetteville, Tennessee, for a gross purchase price of approximately $7,500,000. The first assets acquired within the Magnolia Sun Portfolio (named “Powerhouse One”), consists of commercial grade, ground mounted solar systems located on leased property. Electricity produced by the portfolio is sold under long term Power Purchase Agreements with two Investment Grade counterparties; the Tennessee Valley Authority and Fayetteville Public Utilities.

In total, the systems are expected to produce approximately 4,392,000 Kilowatt hours of power each year; enough electricity to power approximately 495 homes for one year of typical use.

“We continue to expand our solar portfolio and diversify our holdings through the addition of new locations around the United States” stated Charles Wheeler, CEO of Greenbacker. “We are excited to purchase our first deal in Tennessee, Powerhouse One, especially given the high quality of the contractual off takers.”

Counsel for Greenbacker on this transaction was Winstead PC.

About Greenbacker Renewable Energy Company

Greenbacker Renewable Energy Company is a publicly registered, non-traded limited liability company that expects to acquire a diversified portfolio of income-producing renewable energy power plants, energy efficiency projects and other sustainable investments.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws. Forward-looking statements are not guarantees of future performance and involve known and unknown risks, uncertainties and other factors that may cause the actual results to differ materially from those anticipated at the time the forward-looking statements are made. Although Greenbacker believes the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that the expectations will be attained or that any deviation will not be material. Greenbacker undertakes no obligation to update any forward-looking statement contained herein to conform to actual results or changes in Greenbacker's expectations.

Media Contact:

David Sher

Director, Greenbacker Renewable Energy Company

917-309 -1234